DLH Reports Fiscal 2022 Second Quarter Results
Revenue $108.7 Million, Reflecting Short-term FEMA Awards; Earnings $0.50 per share; Term Debt Reduced to $37.5 Million
Atlanta, Georgia – May 4, 2022 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal second quarter ended March 31, 2022.

Highlights
•Second quarter revenue increased to $108.7 million in fiscal 2022 from $61.5 million in fiscal 2021, reflecting the previously-announced award of two FEMA contracts to support Alaska, which accounted for approximately $39.8 million of revenue
•Excluding these short-term contracts, second quarter revenue rose to $68.9 million in fiscal 2022, an increase of 12% over the prior-year period
•Earnings were $7.2 million, or $0.50 per diluted share, for the fiscal 2022 second quarter versus $2.6 million, or $0.19 per diluted share, for the second quarter of fiscal 2021
•Excluding contributions from the aforementioned short-term FEMA contracts, earnings on a non-GAAP basis for the fiscal 2022 second quarter were $3.1 million, or $0.22 per diluted share
•The Company's term loan was reduced to $37.5 million from $42.9 million during the second quarter;
•Contract backlog was $554.7 million as of March 31, 2022 versus $633.6 million at the end of the first quarter, with approximately $30.0 million of the latter related to Alaska-based task orders

Management Discussion
“Our second quarter continued the positive trends of the first, with strong organic revenue growth and contributions from our Alaska contracts resulting in solid financial performance,” said DLH President and Chief Executive Officer Zach Parker. “The overall business, net of short-term FEMA work, expanded 12% year-over-year, reflecting increased demand for services even during a slower-than-anticipated award environment. In addition, we achieved an operating margin of 9.4% and continued our early repayment of acquisition debt.

“With passage of the fiscal 2022 omnibus appropriations bill in March, contract decision-making should accelerate – at the same time DLH is expected to benefit from obtaining FedRamp authorization for its Infinibyte® data analytics solutions. We are pleased with the progress we are making to strengthen and diversify our capabilities across the key federal markets we serve. While focused on paying down debt and improving the balance sheet, we continue to actively look at potential acquisitions that may enhance and broaden our portfolio of technology-enabled applications. It’s an exciting time at DLH, with many opportunities ahead of us – leveraging our leadership position in innovative, healthcare-related services and solutions to build a unique, customer-centric enterprise that, at the same time, creates value for our shareholders.”

Results for the Three Months Ended March 31, 2022
Revenue for the second quarter of fiscal 2022 was $108.7 million versus $61.5 million in the prior-year period. The increase was primarily due to the Company’s work for FEMA in Alaska – which added approximately $39.8 million in revenue – along with other new business wins and generally higher volume across a number of legacy programs.

Income from operations was $10.3 million for the quarter versus $4.6 million in the prior-year period and, as a percent of revenue, the Company reported an operating margin of 9.4% in fiscal 2022 versus 7.5% in fiscal 2021. Income from operations increased primarily due to performance on the FEMA task orders. Income from operations on the remaining contract portfolio was essentially flat, notwithstanding the increase in revenue, reflecting planned investment in human capital management and business development as we continue to build and strengthen our sustaining business.

Interest expense was $0.6 million in the fiscal second quarter of 2022 versus $1.0 million in the prior-year period, reflecting lower debt outstanding. Income before taxes was $9.7 million this year versus $3.6 million in fiscal 2021, representing 8.9% and 5.9% of revenue, respectively, for each period.

For the three months ended March 31, 2022 and 2021, respectively, DLH recorded a $2.5 million and $1.0 million provision for tax expense. The Company reported net income of approximately $7.2 million, or $0.50 per diluted share, for the second quarter of fiscal 2022 versus $2.6 million, or $0.19 per diluted share, for the second quarter of fiscal 2021. As a percent of revenue, net income was 6.6% for the second quarter of fiscal 2022 versus 4.2% for the prior year period.

On a non-GAAP basis, EBITDA for the three months ended March 31, 2022 was approximately $12.1 million versus $6.6 million in the prior-year period, or 11.2% and 10.8% of revenue, respectively. A reconciliation of the Company's performance for the quarter less the contribution of the FEMA task orders compared to the prior-year period, is included at the back of this document.
Key Financial Indicators
Fiscal year to date, DLH used $14.8 million in operating cash, reflecting performance of the $22.2 million deferred revenue on the aforementioned FEMA contracts, for which there were advance payments in the fourth quarter of fiscal 2021. Excluding the impact of the FEMA contracts, DLH would have generated positive operating cash flow fiscal year to date.

Fiscal year to date, accounts receivable increased by $28.7 million, including $13.6 million related to the FEMA contracts, for which the cash flow impact was largely offset by corresponding subcontractor accruals. Both the receivables and corresponding payables on the FEMA contracts were largely settled subsequent to quarter end. The remaining increase in accounts receivable is related to normal fluctuations in the timing of customer payments and to growth in the overall business volume.

As of March 31, 2022, the Company had cash of $0.4 million and debt outstanding under its credit facility of $37.5 million, versus cash of $24.1 million and debt outstanding of $46.8 million as of September 30, 2021. The Company has satisfied mandatory principal amortization on the loan facility until December 31, 2024. Subsequent to the end of the quarter, the Company made additional debt payments, reducing the outstanding balance on the term loan to

$33 million. As a result of these payments, DLH retired the $70 million debt associated with the Social & Scientific Systems, Inc. acquisition more than two years early. The Company intends to continue using cash to make debt prepayments when possible.

At March 31, 2022, total backlog was approximately $554.7 million, including funded backlog of approximately $82.4 million, and unfunded backlog of $472.3 million.
Conference Call and Webcast Details
DLH management will discuss second quarter results and provide a general business update, including current competitive conditions and strategies, during a conference call beginning at 11:00 AM Eastern Time tomorrow, May 5, 2022. Interested parties may listen to the conference call by dialing 888-347-5290 or 412-317-5256. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 7532524.

About DLH
DLH (NASDAQ:DLHC) delivers improved health and readiness solutions for federal programs through research, development, and innovative care processes. The Company’s experts in public health, performance evaluation, and health operations solve the complex problems faced by civilian and military customers alike, leveraging digital transformation, artificial intelligence, advanced analytics, cloud-based applications, telehealth systems, and more. With over 2,300 employees dedicated to the idea that “Your Mission is Our Passion,” DLH brings a unique combination of government sector experience, proven methodology, and unwavering commitment to public health to improve the lives of millions. For more information, visit www.DLHcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance.
Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements in this release include, among others, statements regarding estimates of future revenues, operating income, earnings and cash flow. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Our actual results may differ materially from such forward-looking statements made in this release due to a variety of factors, including: the outbreak of the novel coronavirus (“COVID-19”), including the measures to reduce its spread, and its impact on the economy and demand for our services, are uncertain, cannot be predicted, and may precipitate or exacerbate other risks and uncertainties; the risk that we will not realize the anticipated benefits of acquisitions; the challenges of managing larger and more widespread operations; contract awards in connection with re-competes for present business and/or competition for new business; compliance with new bank financial and other covenants; changes in client budgetary priorities; government contract procurement (such as bid and award protests, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the ability to successfully integrate the operations of acquisitions; the impact of inflation and higher interest rates; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, as well as subsequent reports filed thereafter. The forward-looking statements contained herein are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and business.

Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements, except as may be required by law.

CONTACTS:

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com
TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Revenue	$108,699	$61,506	$261,500	$119,358
Cost of Operations:
Contract costs	88,831	48,722	221,517	94,727
General and administrative costs	7,733	6,135	14,644	12,285
Depreciation and amortization	1,881	2,029	3,866	4,091
Total operating costs	98,445	56,886	240,027	111,103
Income from operations	10,254	4,620	21,473	8,255
Interest expense, net	554	1,004	1,226	2,084
Income before income taxes	9,700	3,616	20,247	6,171
Income tax expense	2,522	1,049	5,265	1,790
Net income	$7,178	$2,567	$14,982	$4,381

Net income per share - basic	$0.56	$0.20	$1.17	$0.35
Net income per share - diluted	$0.50	$0.19	$1.04	$0.32
Weighted average common shares outstanding
Basic	12,778	12,544	12,763	12,521
Diluted	14,442	13,570	14,368	13,568

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	March 31, 2022	September 30, 2021
	(unaudited)
ASSETS
Current assets:
Cash	$359	$24,051
Accounts receivable	62,152	33,447
Other current assets	3,599	4,265
Total current assets	66,110	61,763
Equipment and improvements, net	1,427	1,912
Operating lease right-of-use assets	17,999	19,919
Goodwill	65,643	65,643
Intangible assets, net	44,177	47,469
Other long-term assets	398	464
Total assets	$195,754	$197,170
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Operating lease liabilities - current	$2,216	$2,261
Accrued payroll	12,464	9,125
Deferred revenue	—	22,273
Accounts payable, accrued expenses, and other current liabilities	44,317	32,717
Total current liabilities	58,997	66,376
Long-term liabilities:
Deferred taxes, net	1,176	1,176
Operating lease liabilities - long-term	17,582	19,374
Debt obligations - long-term, net of deferred financing costs	35,638	44,636
Total long-term liabilities	54,396	65,186
Total liabilities	113,393	131,562
Shareholders' equity:
Common stock, $0.001 par value; authorized 40,000 shares; issued and outstanding 12,794 and 12,714 at March 31, 2022 and September 30, 2021, respectively	13	13
Additional paid-in capital	89,664	87,893
Accumulated deficit	(7,316)	(22,298)
Total shareholders’ equity	82,361	65,608
Total liabilities and shareholders' equity	$195,754	$197,170

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	(unaudited)
	Six Months Ended
	March 31,
	2022	2021
Operating activities
Net income	$14,982	$4,381
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,866	4,091
Amortization of deferred financing costs charged to interest expense	319	413
Stock based compensation expense	1,309	844
Deferred taxes, net	—	1,512
Changes in operating assets and liabilities
Accounts receivable	(28,705)	(9,134)
Other current assets	666	30
Accrued payroll	3,339	1,401
Deferred revenue	(22,273)	—
Accounts payable, accrued expenses, and other current liabilities	11,600	2,245
Other long-term assets and liabilities	82	336
Net cash provided by (used in) operating activities	(14,815)	6,119
Investing activities
Business acquisition adjustment, net of cash acquired	—	59
Purchase of equipment and improvements	(89)	(53)
Net cash provided by (used in) investing activities	(89)	6
Financing activities
Proceeds from debt obligations	13,500	18,950
Repayment of debt obligations	(22,750)	(26,200)
Payment of deferred financing costs	—	(43)
Proceeds from issuance of common stock upon exercise of options and warrants	462	231
Net cash used in financing activities	(8,788)	(7,062)

Net change in cash	(23,692)	(937)
Cash at beginning of period	24,051	1,357
Cash at end of period	$359	$420

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$896	$1,639
Cash paid during the period for income taxes	$3,482	$184

Revenue Metrics

	Six Months Ended
	March 31,	March 31,
	2022	2021
Market Mix:
Defense/VA	29%	59%
Human Services and Solutions	57%	14%
Public Health/Life Sciences	14%	27%

Contract Mix:
Time and Materials	84%	76%
Cost Reimbursable	9%	20%
Firm Fixed Price	7%	4%

Prime vs Sub:
Prime	94%	89%
Subcontractor	6%	11%

Non-GAAP Financial Measures
The Company uses EBITDA and EBITDA as a percent of revenue as supplemental non-GAAP measures of performance. We define EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization. EBITDA as a percent of revenue is EBITDA for the measurement period divided by revenue for the same period.

The Company is presenting additional non-GAAP measures to describe the impact from two short-term FEMA task orders' on its financial performance for the three and six months periods ended March 31, 2022. The measures presented are revenue, operating income, net income, diluted earnings per share, and EBITDA for our enterprise contract portfolio less the respective performance on the FEMA task orders. These resulting measures present the remaining contract portfolio's quarterly financial performance compared to results delivered in the prior year period. Definitions of these additional non-GAAP measures are set forth in the footnotes to the reconciliation table below.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. We believe that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance.

Reconciliation of GAAP net income to EBITDA, a non-GAAP measure:

	Three Months Ended			Six Months Ended
	March 31,			March 31,
(in thousands)	2022	2021	Change	2022	2021	Change
Net income	$7,178	$2,567	$4,611	$14,982	$4,381	$10,601
(i) Interest expense, net	554	1,004	(450)	1,226	2,084	(858)
(ii) Provision for taxes	2,522	1,049	1,473	5,265	1,790	3,475
(iii) Depreciation and amortization	1,881	2,029	(148)	3,866	4,091	(225)
EBITDA	$12,135	$6,649	$5,486	$25,339	$12,346	$12,993

Net income as a % of revenue	6.6%	4.2%	2.4%	5.7%	3.7%	2.0%
EBITDA as a % of revenue	11.2%	10.8%	0.4%	9.7%	10.3%	(0.6)%
Revenue	$108,699	$61,506	$47,193	$261,500	$119,358	$142,142

Reconciliation of GAAP revenue, operating income, net income, diluted earnings per share, and non-GAAP EBITDA reported for the three and six months ended to the same metrics for our contract portfolio less the FEMA task orders:

		Three Months Ended			Six Months Ended
		March 31,			March 31,
( in thousands)	Ref	2022	2021	Change	2022	2021	Change
Revenue
Total enterprise		$108,699	$61,506	$47,193	$261,500	$119,358	$142,142
Less: FEMA task orders to support Alaska	(a)	39,764	—	39,764	130,889	—	130,889
Remaining contract portfolio	(a)	$68,935	61,506	7,429	$130,611	$119,358	$11,253

Operating income
Total enterprise		$10,254	$4,620	$5,634	$21,473	$8,255	$13,218
Less: FEMA task orders to support Alaska	(b)	5,525	$—	$5,525	11,871	—	11,871
Remaining contract portfolio	(b)	$4,729	$4,620	$109	$9,602	$8,255	$1,347

Net income
Total enterprise		$7,178	$2,567	$4,611	$14,982	$4,381	$10,601
Less: FEMA task orders to support Alaska	(c)	4,089	—	4,089	8,785	—	8,785
Remaining contract portfolio	(c)	$3,089	$2,567	$522	$6,197	$4,381	$1,816

Diluted earnings per share
Total enterprise		$0.50	$0.19	$0.31	$1.04	$0.32	$0.72
Less: FEMA task orders to support Alaska	(d)	0.28	—	0.28	0.61	—	0.61
Remaining contract portfolio	(d)	$0.22	$0.19	$0.03	$0.43	$0.32	$0.11

EBITDA
Total enterprise		$12,135	$6,649	$5,486	$25,339	$12,346	$12,993
Less: FEMA task orders to support Alaska	(e)	5,525	—	5,525	11,871	—	11,871
Remaining contract portfolio	(e)	$6,610	$6,649	$(39)	$13,468	$12,346	$1,122

Ref (a): Revenue for the Company’s remaining contract portfolio less the FEMA task orders represents our consolidated revenues less the revenues generated from the FEMA task orders.

Ref (b): Operating income attributable to the remaining contract portfolio less the FEMA task orders represents the Company’s consolidated operating income, determined in accordance with GAAP, less the operating income derived from the FEMA task orders. Operating income for the FEMA task orders is derived by subtracting from the revenue attributable to such task orders during the three months ended March 31, 2022 of $39.8 million the following amounts attributable to the task orders: contract costs of $33.7 million and general & administrative costs of $0.6 million. Similarly, for the six months ended March 31, 2022 operating income for the FEMA task orders is derived by subtracting from the revenue attributable to the tasks orders of $130.9 million the following amounts attributable to the task orders: contract costs $117.9 million and general & administrative costs of $1.1 million. Operating income for the remaining contract portfolio for the three and six months ended March 31, 2022 represents the Company’s consolidated operating income for such period less the operating income attributable to the FEMA task orders for such period.

Ref (c): Net income attributable to the remaining contract portfolio less the FEMA task orders represents the Company’s consolidated net income, determined in accordance with GAAP, less the net income derived from the FEMA task orders. Net income for the FEMA task orders is derived by subtracting from the revenue attributable to such task orders during the three months ended March 31, 2022 of $39.8 million the following amounts attributable to the task orders: contract costs of $33.7 million, general & administrative costs of $0.6 million, and income tax expense of $1.4 million. Similarly, for the six months ended March 31, 2022 net income for the FEMA task orders is derived by subtracting from the revenue attributable to the tasks orders of $130.9 million the following amounts attributable to the task orders: contract costs $117.9 million, general & administrative costs of $1.1 million, and tax expense of $3.1 million. Net income for the remaining contract portfolio for the three and six months ended March 31, 2022 represents the Company’s consolidated net income for such period less the net income attributable to the FEMA task orders for such period.

Ref (d): Diluted earnings per share (diluted EPS) for the FEMA task orders is calculated using the net income attributable to such task orders as opposed to GAAP net income. Diluted EPS for the remaining contract portfolio (total contract portfolio excluding the FEMA task orders) is calculated by subtracting the diluted EPS for the FEMA task orders from the Company's total diluted EPS.

Ref (e): EBITDA attributable to the FEMA tasks orders of $5.5 million and $11.9 million for the three and six months ended March 31, 2022, respectively, is arrived at through the same calculation as operating income as there are not any depreciation and amortization costs attributable to the FEMA tasks orders. EBITDA for the remaining contract portfolio is calculated by subtracting the EBITDA attributable to the FEMA task orders from the Company’s total EBITDA.